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                                                                     Exhibit 3.7

                           CERTIFICATE OF DESIGNATION
                                       FOR
                    SERIES C 6% CONVERTIBLE PREFERRED STOCK,
                   SERIES D 6% CONVERTIBLE PREFERRED STOCK AND
                     SERIES E 6% CONVERTIBLE PREFERRED STOCK
                         OF 5B TECHNOLOGIES CORPORATION

                                ----------------
 Pursuant to Section 151 of the General Corporation Law of the State of Delaware
                                -----------------

The undersigned, Glenn Nortman, hereby certifies that:

         1. I am the duly elected and acting Chief Executive Officer of 5B Technologies Corporation, a Delaware corporation (the "Corporation").

         2. The Certificate of Incorporation of the Corporation authorizes five million (5,000,000) shares of preferred stock, $0.01 par value per share.

         3. The following is a true and correct copy of the resolution duly adopted by the unanimous written consent of the Board of Directors of the Corporation (the "Board of Directors") on July 30, 2001 pursuant to the Certificate of Incorporation of the Corporation and in accordance with the provisions of the General Corporation Law of the State of Delaware, relating to the designation and issuance of the Series C, D and E preferred stock, each at a par value $.01 per share, of the Corporation, to be designated "Series C 6% Convertible Preferred Stock", "Series D 6% Convertible Preferred Stock" and "Series E 6% Convertible Preferred Stock," which resolution remains in full force and effect as of the date hereof:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors does hereby provide for the issuance of the following series of preferred stock, par value $0.01 per share, of the Corporation, to be designated "Series C 6% Convertible Preferred Stock" ("Series C Preferred"), "Series D 6% Convertible Preferred Stock" ("Series D Preferred") and "Series E 6% Convertible Preferred Stock" ("Series E Preferred" and with the Series C Preferred and the Series D Preferred, hereinafter collectively referred to as the "Preferred Stock") which shall have the designation, rights, preferences, privileges and restrictions and limitations as follows:

"I SERIES C 6% CONVERTIBLE PREFERRED STOCK

         (A) Designation and Amount. The shares of such series shall be designated as "Series C 6% Convertible Preferred Stock," par value $0.01 per share (the "Series C Preferred"), and the number of shares constituting such series shall be 4,000.

         (B) Rights, Preferences, Privileges and Restrictions of the Series C Preferred. The rights, preferences, privileges and restrictions granted to and imposed on the Series C Preferred are as follows:


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                  (1) Dividend Provisions.

                           (a) The holders of shares of the Series C Preferred
shall be entitled to receive, out of any funds legally available therefor, prior and in preference to the declaration or payment of any dividend or distribution to the holders of Common Stock or any other shares or securities of the Corporation ranking junior to the Series C Preferred with respect to the payment of dividends and/or the distribution of assets on liquidation (including, without limitation, the Series A Preferred Stock and the Series B Preferred Stock, the "Junior Securities"), dividends which shall accrue cumulatively on each share of the Series C Preferred at the rate and in the manner prescribed in this section 1 from and including the date of issuance of such shares of the Series C Preferred, but excluding the date on which any conversion or redemption of such shares of the Series C Preferred shall have been effected, and payable quarterly in arrears. The date on which the Corporation initially issues a share of the Series C Preferred will be deemed to be its "date of issuance" regardless of the number of times transfer of such shares of the Series C Preferred is made, or of the number of certificates which may be issued to evidence a share of the Series C Preferred.

                           (b) Dividends shall accrue on each share of the
Series C Preferred (and on any accrued and unpaid dividends thereon) at a rate per annum, compounded quarterly, of 6% of the Original Series C Preferred Stock Issue Price (as defined below) (as adjusted for stock splits, stock dividends, combinations, recapitalizations and similar events). In the event of any liquidation, dissolution or winding up of the Corporation or the redemption of a share of the Series C Preferred or the bankruptcy of the Corporation, all accrued and unpaid dividends on a share of Series C Preferred shall be added to the liquidation preference of such share on the payment date under subsection 2(a) below, or on the date of redemption of such share or upon the bankruptcy of the Corporation, as the case may be, accrued cumulatively to but excluding such payment date or redemption date or bankruptcy on a daily basis. If there shall be any accrued but unpaid dividends immediately prior to, and in the event of, a conversion of shares of the Series C Preferred into shares of Common Stock, all such accrued and unpaid dividends shall, at the Corporation's option, be converted into that number of shares of Common Stock determined by dividing the amount of such dividends by the then effective Conversion Price (as defined in subsection 3(a) below), but only if the Corporation delivers to the holder of such Series C Preferred a written notice of the election by the Corporation to exercise such option within five days after the receipt by the Corporation of the certificate or certificates representing such shares of Series C Preferred (as contemplated by Section I(B)(3)(d) below).

                           (c) No dividend or other distribution (other than a
dividend or distribution payable solely in Common Stock) shall be paid on or set apart for payment on the Common Stock or other Junior Securities nor shall any payment be made on account of the purchase, redemption or retirement of any Common Stock or other Junior Securities, unless all accrued and unpaid dividends on the Series C Preferred have been or contemporaneously are paid or set apart for payment in accordance herewith; provided, however, that the Corporation may repurchase Common Stock owned by terminated employees of, or consultants to, the Corporation or its subsidiaries as and to the extent contemplated by Section I(B)(8) below. A conversion of a convertible security which by its terms is convertible into Common Stock by the holder thereof shall not be


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deemed a purchase, redemption or retirement of the security so converted for purposes of this subsection 1(c). No dividend or other distribution shall be declared on any series of preferred stock ranking as to dividends or other distributions on a parity with any other series of preferred stock unless there shall have been declared on all shares then outstanding of such series of preferred stock like proportionate dividends or other distributions ratably in proportion to the respective dividends or other distributions payable in respect of each such series of preferred stock (the Series D Preferred and the Series E Preferred shall rank on a parity with the Series C Preferred as to dividends and other distributions).

                           (d) Any cash dividend (other than pursuant to Section
(B)(1)(b) above) which has been declared with respect to the Series C Preferred and is otherwise due and payable thereon shall be paid in cash.

                  (2) Liquidation Preference.

                           (a) In the event of any liquidation, dissolution or
winding up of the Corporation, either voluntary or involuntary, the holders of the Series C Preferred shall be entitled to receive, in cash, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock or any other Junior Securities by reason of their ownership thereof, the amount of $100.00 per share (the "Original Series C Preferred Stock Issue Price") in cash or cash equivalents for each share of Series C Preferred then held by them, and, in addition, an amount equal to all accrued but unpaid dividends on such shares of Series C Preferred in cash or cash equivalents. If, upon occurrence of such event the assets and funds thus distributed ratably among the holders of the Series C Preferred shall be insufficient to permit the payment to such holders (and the holders of any series of preferred stock that ranks on a parity with the Series C Preferred on any liquidation, dissolution or winding up of the Corporation, including, without limitation, the Series D Preferred Stock and the Series E Preferred Stock) of the full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series C Preferred (and such parity stock) in proportion to the amount that the holders of the Series C Preferred and the holders of such parity stock would be entitled to receive if they were to be paid the full amounts due to them at the time of such liquidation, dissolution or winding up. After payment has been made to the holders of the Series C Preferred of the full amounts to which they shall be entitled as aforesaid, all remaining assets of the Corporation shall be distributed among all holders of the preferred stock of the Corporation that rank junior to the Series C Preferred on any liquidation, dissolution or winding up of the Corporation (including, without limitation, holders of Series A 6% Convertible Preferred Stock and Series B 6% Convertible Preferred Stock and any subsequently issued series of preferred stock) and all holders of Common Stock and other Junior Securities in proportion to the number of shares of Common Stock which would be held by each such holder if all shares of such series' of preferred stock were converted into Common Stock.

                           (b) For purposes of this section 2, a liquidation,
dissolution or winding up of the Corporation shall be deemed to be occasioned by, and to include, without limitation, the redemption or other purchase by the Corporation of all of its outstanding Common Stock, the Corporation's sale of all or substantially all of its assets or the acquisition of this Corporation by another entity by means of merger or


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consolidation of the Corporation with or into any other entity (whether or not the Corporation is the surviving or emerging entity) in which cash, stock or other securities or property of the Corporation, transferee or surviving or emerging entity or an affiliate thereof are to be received or where the holders of shares of the Corporation prior to such merger or consolidation represent less than 50% of the outstanding shares of the surviving entity after such merger or consolidation. Written notice of any event of liquidation pursuant to this section 2 shall be given by first class mail, postage prepaid, not less than 30 days prior to any payment date, which shall be stated therein, to the holders of record of the Series C Preferred, such notice to be addressed to each such holder at his last address as shown by the records of the Corporation. Notwithstanding the receipt of such notice, prior to the payment date with respect to any such liquidation as set forth therein, the holder of record of the Series C Preferred may still avail itself of the Conversion Rights set forth in section 3 below.

                  (3) Conversion. The holders of the Series C Preferred shall each have conversion rights as follows (the "Conversion Rights"):

                           (a) Right to Convert.Subject to the limitations set
forth in subsection 3(b) below, at any time, each share of Series C Preferred shall be convertible into a number of fully paid and nonassessable shares of Common Stock equal to (x) the sum of the Original Series C Preferred Stock Issue Price (as defined below) and, in the event the Corporation shall not elect to exercise its option referred to in the last sentence of Section I(B)(1)(b), the amount of all accrued and unpaid dividends thereon, divided by (y) the Series C Conversion Price at such time. Each share of Series C Preferred shall be convertible at the option of the holder thereof at any time. The price at which shares of Common Stock shall be deliverable upon conversion (the "Series C Conversion Price") shall initially be $2.00 per share of Common Stock. Such initial Series C Conversion Price shall be subject to adjustment as hereinafter provided.

                           (b) Nasdaq Conversion Limitation. Unless the Company
obtains the requisite approval of its stockholders to comply with the applicable rules of the Nasdaq SmallCap Market or the Nasdaq National Market, no holder of any shares of Series C Preferred may exercise its conversion rights to the extent that such conversion would, together with (i) an aggregate of 140,193 shares of Common Stock issued by the Corporation to such holder on the date hereof, (ii) 50,000 shares of Common Stock subject to outstanding warrants to purchase Common Stock, (iii) shares of Common Stock issued upon conversion of the Series D Preferred and the Series E Preferred, and (iv) the shares of Common Stock issued to any other holder of this Series C Preferred, cause such holder, or the holders of the Series C Preferred, as a class, to obtain more than 19.9% of all issued and outstanding shares of Common Stock including shares issuable in respect of outstanding scrip or any certificates representing fractional interests in such shares of Common Stock. Subject to the provisions of the next sentence, nothing in this subsection 3(b) shall prohibit a holder of Series C Preferred from converting such stock if and to the extent that the shares issued upon such conversion, together with the shares of Common Stock referred to in subclauses (i), (ii) and (iii) above and any and all shares of Common Stock issued upon prior conversions by such holder of the Series C Preferred, would equal 19.9% or less of all issued and outstanding shares of Common Stock, including shares issuable in respect of outstanding scrip or any certificates representing fractional interests in such shares of Common Stock. Under no circumstances shall the


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issuance of the shares of Common Stock upon the conversion of this Series C
Preferred, together with the shares of Common Stock referred to in sub-clauses
(i), (ii) and (iii) above and any and all shares of Common Stock issued upon prior conversions of this Series C Preferred, in the aggregate, be greater than 19.9%, on a pre-transaction basis, prior to the requisite approval of the Company's stockholders. With respect to any holder of Series C Preferred, all references in this subsection 3(b) to 19.9% of all issued and outstanding shares of Common Stock of the Corporation shall mean 19.9% of such issued and outstanding Common Stock as of the date of issuance by the Corporation of the Series C Preferred to such holder.

                           (c) Shareholder Vote regarding Conversion Limitation.
If a holder of the Series C Preferred is unable to exercise its conversion rights due to the limitations set forth in subsection 3(b) above, the Board of Directors shall use commercially reasonable efforts to present and recommend to the stockholders of the Company at the next annual meeting of stockholders (to be held in accordance with the corporate laws of Delaware, the Certificate of Incorporation and the Bylaws of the Company) a proposal to approve such holder acquiring in excess of 19.9% of the issued and outstanding shares of Common Stock upon conversion of the Series C Preferred. The Corporation hereby undertakes to present such proposal at the annual meeting of stockholders to take place in 2002 or, if earlier, at the next meeting of stockholders (or in the next action taken by consent of stockholders without a meeting) other than the annual meeting of stockholders to take place in 2001. The Corporation shall use its best efforts to hold such annual meeting of stockholders prior to September 30, 2002. Notwithstanding the foregoing, at the request of the holders of the Series C Preferred, the Company shall hold a special meeting of stockholders as soon as practicable in accordance with all applicable state and federal laws and regulations; provided that the holders of the Series C Preferred pay or promptly reimburse the Corporation for all costs and expenses relating to such special meeting of stockholders. If such approval is not obtained at the next such meeting of the stockholders of the Corporation (or in the next action taken by consent of stockholders without a meeting), the Corporation shall thereafter continue to use commercially reasonable efforts to effect such approval. In no event may the Corporation issue more than 19.9% of the issued and outstanding shares of Common Stock as determined in subsection 3(b) above without obtaining such requisite vote of stockholders as set forth herein.

                           (d) Mechanics of Conversion. No fractional shares of
Common Stock shall be issued upon conversion of the Series C Preferred. In lieu of any fractional share to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of the Common Stock as determined by the Board of Directors. Before any holder of the Series C Preferred shall be entitled to convert the same into full shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series C Preferred, as designated by the Corporation, and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series C Preferred, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into a


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fractional share of Common Stock and, if the Corporation shall exercise the option referred to in the last sentence of Section I(B)(1)(b), any amount owed to such holder as the result of such exercise. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series C Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                           (e) Adjustments to Series C Conversion Price for
Diluting Issues.

                                    (i) Stock Dividends. If the number of shares
of Common Stock outstanding at any time after the effectiveness of these resolutions is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock or a similar transaction in respect thereof, then immediately effective at the close of business upon the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up or similar transaction, the Series C Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series C Preferred shall be increased in proportion to such increase of outstanding shares of Common Stock. Successive adjustments shall be made upon each such stock dividend, subdivision or split or similar transaction.

                                    (ii) Adjustments for Subdivisions,
Combinations, or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be decreased by a subdivision or combination, by reclassification or otherwise, into a greater or lesser number of shares of Common Stock, the Series C Conversion Price in effect immediately prior to such subdivision or combination shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted so that the number of shares of Common Stock issuable upon conversion of each share of Series C Preferred shall be decreased in proportion to such decrease of outstanding shares of Common Stock. Successive adjustments shall be made upon each such subdivision, combination or reclassification.

                                    (iii) Adjustments for Other Distributions.
In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Series C Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series C Preferred been converted into Common Stock on the date of such event to and including the date of conversion, and retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under these resolutions with respect to the rights of the holders of the Series C Preferred.

                                    (iv) Adjustments for Reorganizations,
Reclassifications, etc. If the Common Stock issuable upon conversion of the Series C Preferred shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by reclassification, a merger or consolidation of this Corporation with or into any other entity or entities (other than


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pursuant to a subdivision, combination, stock dividend, or other distribution provided for in subsections 3(e)(i), (ii) or (iii) above), the Series C Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series C Preferred shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock or securities or other property equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series C Preferred immediately before such event; and, in any such case, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Series C Preferred, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Series C Conversion Price) shall thereafter be applicable, as nearly as may be reasonable, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series C Preferred. Successive adjustments shall be made upon each such reclassification, merger or consolidation.

                                    (v) Adjustments for Issuances Below the
Current Market Price.

                                            (A) Except as provided in subsection
(B), if the Corporation shall, while there are any shares of the Series C Preferred outstanding, issue or sell shares of the Common Stock of the Corporation at a price per share less than the then Current Market Price (as defined below) in effect immediately prior to such issuance or sale, then in each such case, the Series C Conversion Price shall be adjusted, effective as of the date of the issuance of such shares of the Common Stock of the Corporation, to an amount determined by multiplying the Series C Conversion Price in effect immediately prior to such issuance or sale by a fraction:

                                                     (i) the numerator of which
shall be (1) the aggregate number of shares of the Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock, plus (2) the aggregate number of shares of Common Stock then issuable upon conversion of the shares of Series C Preferred outstanding immediately prior to the issuance of such additional shares of Common Stock, plus (3) the number of shares of Common Stock that the net aggregate consideration received by the Corporation for the total number of such additional shares of the Common Stock so issued would purchase at such Series C Conversion Price in effect immediately prior to such issuance, and

                                                     (ii) the denominator of
which shall be (1) the aggregate number of shares of the Common Stock outstanding immediately prior to the issuance of such additional shares of the Common Stock, plus (2) the aggregate number of shares of Common Stock then issuable upon conversion of the shares of Series C Preferred outstanding immediately prior to the issuance of such additional shares of Common Stock, plus (3) the number of such additional shares of the Common Stock so issued.

                                            (B) The adjustments contemplated by
subsection (A) above shall not apply to (i) any issuance of shares of the Common Stock to officers, directors, employees, consultants or agents of the Corporation or any subsidiary of the Corporation pursuant to any stock option plan or arrangement or other equity incentive,


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bonus, or similar plan or arrangement approved by the Board of Directors, (ii)
the issuance of shares of Common Stock in connection with the merger or acquisition of the Corporation or any of its subsidiaries with or into an unaffiliated third party or for purposes of a strategic business alliance with an unaffiliated third party, (iii) the issuance of any Common Stock issued in connection with an underwritten public offering of such securities in which the per share price to the public and any underwriting discounts and commissions are determined in a manner that is customary for an underwritten offering of similar size and composition, or (iv) the issuance of any Common Stock in connection with the conversion of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock.

                                            (C) For purposes of this section
3(e)(v), the issuance of any warrants, options, subscriptions or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into or exchangeable for shares of Common Stock, or the issuance of any warrants, options or any rights with respect to such convertible or exchangeable securities, shall be deemed to be an issuance of shares of Common Stock at the time of the issuance thereof if the Net Consideration Per Share (as hereinafter defined) which may be received by the Corporation for the shares of Common Stock or issuable upon the exercise thereof is less than the then Current Market Price at the time of the issuance of such warrants, options subscriptions, purchase rights or securities. Any obligation, agreement or undertaking to issue warrants, options, subscriptions, purchase rights or such securities at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises. Notwithstanding the foregoing, any adjustment made to the Series C Conversion Price pursuant to the provisions of this section 3(e)(v) which relates to warrants, options, subscriptions or purchase rights with respect to shares of Common Stock shall be disregarded when, as and if all of such warrants, options, subscriptions or purchase rights expire or are canceled without being exercised, so that the Series C Conversion Price effective immediately upon such cancellation or expiration shall be equal to the Series C Conversion Price in effect at the time of the issuance of the expired or canceled warrants, options, subscriptions or purchase rights, after taking into account any other adjustments that would have been made to the Series C Conversion Price had the expired or canceled warrants, options, subscriptions or purchase rights not been issued. No adjustment to the Series C Conversion Price shall be made pursuant to the provisions of this section 3(e)(v) either (x) upon the issuance of any shares of the Common Stock that are issued pursuant to the exercise of any warrants, options, subscriptions or purchase rights or pursuant to the exercise of any conversion or exchange rights of any convertible securities if any adjustment shall previously have been made upon the issuance of any such warrants, options or subscriptions or purchase rights or upon the issuance of any such convertible securities (or upon the issuance of any warrants, options or any rights therefor) or (y) upon the issuance of any warrants, options, subscription or purchase rights or any other securities convertible into or exchangeable or exercisable for shares of Common Stock (or upon the issuance of any warrants, options or rights to purchase such securities) in accordance with subsection (B). Any anti-dilution adjustment to any other class or series of warrants, options, rights, or convertible securities shall be deemed to be an issuance of Common Stock at the time of such adjustment; provided, however, that in no event shall the Series C Preferred Stock be


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subject to more than one adjustment as a result of any single anti-dilution adjustments to any other security of the Corporation.

                                            (D) For purposes of subsection (C),
the "Net Consideration Per Share" shall mean the amount which is equal to the total amount of consideration, if any, received by the Corporation for the issuance of warrants, options, subscriptions or other purchase rights or convertible or exchangeable securities, plus the minimum amount of consideration, if any, payable to the Corporation upon exercise or conversion thereof, divided by the aggregate number of shares of the Common Stock that would be issued if all such warrants, options, subscriptions or other purchase rights or convertible or exchangeable securities were exercised, converted or exchanged. For purposes of this subsection (D), if part or all of the consideration received or to be received by the Corporation in connection with the issuance of shares of Common Stock or the issuance of any of the securities described in this subsection (D) consists of property other than cash, the value of such property shall be determined by or at the direction of the Board of Directors, in good faith, whereupon such value shall be given to such consideration and shall be recorded on the books of the Corporation with respect to receipt of such property.

                                            (E) For the purpose of any
computation under subsection (A) the Current Market Price per share of Common Stock on any date shall be (i) the last reported sale price, or if none is reported, the average of the reported closing bid and asked prices, on all domestic securities exchanges on which the Common Stock is listed, or (ii) if on any day the Common Stock is not so listed, the sales price for the Common Stock as of 4:00 P.M., New York time, as reported on the Nasdaq Stock Market, or (iii) if the Common Stock is not reported on the Nasdaq Stock Market, the average of the representative bid and asked quotations for the Common Stock as of 4:00 P.M., New York time, as reported on the Nasdaq interdealer quotation system, bulletin board, over the counter market or any similar or successor organization, in each such case averaged over a period of 15 trading days prior to the day as of which the Current Market Price is being determined. If there is no such closing price or closing bid and asked prices or the Common Stock is not reported on any such exchange or market, the Current Market Price shall be determined in any good faith reasonable manner approved by the Board of Directors of the Corporation.

                           (f) No Impairment.

                                    (i) The Corporation will not, by amendment
of its Certificate of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series C Preferred against impairment.

                                    (ii) The Corporation shall at all times
reserve and keep available for issuance upon the conversion of the Series C Preferred a number of its authorized but unissued shares of Common Stock that will from time to time be sufficient to permit the conversion of all outstanding shares of Series C Preferred, and shall take all action required to increase the authorized number of shares of Common Stock if at any


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time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series C Preferred.

                                    (iii) Any registered holder of Series C
Preferred shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this certificate of designation and to enforce specifically the terms and provisions of this certificate of designation in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

                           (g) Certificate as to Adjustments. Upon the
occurrence of each adjustment or readjustment of the Series C Conversion Price pursuant to this section 3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series C Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series C Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments,(ii) the Series C Conversion Price at the time in effect, and
(iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series C Preferred.

                           (h) Notices of Record Date. In the event that this
Corporation shall propose at any time:

                                    (i) to declare any dividend or distribution
upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                                    (ii) to effect any reclassification or
recapitalization or other reorganization of its capital stock; or

                                    (iii) to merge with or into any other
corporation or other entity, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, this Corporation shall send to the holders of the Series C Preferred shares:

                                            (A) at least 10 days' prior written
notice of the date on which a record shall be taken for such dividend, distribution or subscription rights and setting forth a description thereof (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) above; and

                                            (B) in the case of the matters
referred to in subsection 3(h)(ii) or (iii) above, at least 10 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

                                    Each such written notice shall be given by
first class mail, postage prepaid, addressed to the holders of Series C Preferred at the address for each such holder as shown on the books of this Corporation.

            (4) Voting. Except as otherwise required by law, the holders of Series C Preferred shall not be entitled to vote upon any matter submitted to the stockholders for a vote except as to matters affecting holders of Series C Preferred as a class, as set forth in section (5) below.

            (5) Protective Provisions. In addition to any other rights provided by law, so long as any Series C Preferred shall be outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of more than 50 percent of such outstanding shares of Series C
Preferred:

                  (a) amend or repeal any provision of, or add any provision to, this Corporation's Certificate of Incorporation or Bylaws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series C Preferred; (b) authorize or issue shares of any class of stock having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series C Preferred, or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of this Corporation having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series C Preferred; or (c) reclassify any Common Stock into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series C Preferred.

            (6) Status of Converted Stock. In the event any shares of Series C Preferred shall be converted pursuant to section 3 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation.

            (7) Residual Rights. All rights accruing to the outstanding shares of this Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

            (8) Consent for Certain Repurchases of Common Stock Deemed to be Distributions. Each holder of Series C Preferred shall be deemed to have consented to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements providing for such right of repurchase between the Corporation and such persons.

II SERIES D 6% CONVERTIBLE PREFERRED STOCK

      (A) Designation and Amount. The shares of such series shall be designated as "Series D 6% Convertible Preferred Stock," par value $0.01 per share (the "Series D Preferred"), and the number of shares constituting such series shall be 5,000.

      (B) Rights, Preferences, Privileges and Restrictions of the Series D Preferred. The rights, preferences, privileges and restrictions granted to and imposed on the Series D Preferred are as follows:

            (1) Dividend Provisions.

                  (a) The holders of shares of the Series D Preferred shall be entitled to receive, out of any funds legally available therefor, prior and in preference to the declaration or payment of any dividend or distribution to the holders of Common Stock or any other shares or securities of the Corporation ranking junior to the Series D Preferred with respect to the payment of dividends and/or the distribution of assets on liquidation (including, without limitation, the Series A Preferred Stock and the Series B Preferred Stock, the "Junior Securities"), dividends which shall accrue cumulatively on each share of the Series D Preferred at the rate and in the manner prescribed in this section 1 from and including the date of issuance of such shares of the Series D Preferred, but excluding the date on which any conversion or redemption of such shares of the Series D Preferred shall have been effected, and payable quarterly in arrears. The date on which the Corporation initially issues a share of the Series D Preferred will be deemed to be its "date of issuance" regardless of the number of times transfer of such shares of the Series D Preferred is made, or of the number of certificates which may be issued to evidence a share of the Series D Preferred.

                  (b) Dividends shall accrue on each share of the Series D Preferred (and on any accrued and unpaid dividends thereon) at a rate per annum, compounded quarterly, of 6% of the Original Series D Preferred Stock Issue Price (as defined below) (as adjusted for stock splits, stock dividends, combinations, recapitalizations and similar events). In the event of any liquidation, dissolution or winding up of the Corporation or the redemption of a share of the Series D Preferred or the bankruptcy of the Corporation, all accrued and unpaid dividends on a share of Series D Preferred shall be added to the liquidation preference of such share on the payment date under subsection 2(a) below, or on the date of redemption of such share or upon the bankruptcy of the Corporation, as the case may be, accrued cumulatively to but excluding such payment date or redemption date or bankruptcy on a daily basis. If there shall be any accrued but unpaid dividends immediately prior to, and in the event of, a conversion of shares of the Series D Preferred into shares of Common Stock, all such accrued and unpaid dividends shall, at the Corporation's option, be converted into that number of shares of Common Stock determined by dividing the amount of such dividends by the then effective Conversion Price (as defined in subsection 3(a) below), but only if the Corporation delivers to the holder of such Series D Preferred a written notice of the election by the Corporation to exercise such option within five days after the receipt by the Corporation of the certificate or certificates representing such shares of Series D Preferred (as contemplated by Section II(B)(3)(d) below).

                  (c) No dividend or other distribution (other than a dividend or distribution payable solely in Common Stock) shall be paid on or set apart for payment on the Common Stock or other Junior Securities nor shall any payment be made on account of the purchase, redemption or retirement of any Common Stock or other Junior Securities, unless all accrued and unpaid dividends on the Series D Preferred have been or contemporaneously are paid or set apart for payment in accordance herewith; provided, however, that the Corporation may repurchase Common Stock owned by terminated employees of, or consultants to, the Corporation or its subsidiaries as and to the extent contemplated by Section II(B)(8) below. A conversion of a convertible security which by its terms is convertible into Common Stock by the holder thereof shall not be deemed a purchase, redemption or retirement of the security so converted for purposes of this subsection 1(c). No dividend or other distribution shall be declared on any series of preferred stock ranking as to dividends or other distributions on a parity with any other series of preferred stock unless there shall have been declared on all shares then outstanding of such series of preferred stock like proportionate dividends or other distributions ratably in proportion to the respective dividends or other distributions payable in respect of each such series of preferred stock (the Series C Preferred and the Series E Preferred shall rank on a parity with the Series D Preferred as to dividends and other distributions).

                  (d) Any cash dividend (other than pursuant to Section
(B)(1)(b) above) which has been declared with respect to the Series D Preferred and is otherwise due and payable thereon shall be paid in cash.

            (2) Liquidation Preference.

                  (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series D Preferred shall be entitled to receive, in cash, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock or any other Junior Securities by reason of their ownership thereof, the amount of $100.00 per share (the "Original Series D Preferred Stock Issue Price") in cash or cash equivalents for each share of Series D Preferred then held by them, and, in addition, an amount equal to all accrued but unpaid dividends on such shares of Series D Preferred in cash or cash equivalents. If, upon occurrence of such event the assets and funds thus distributed ratably among the holders of the Series D Preferred shall be insufficient to permit the payment to such holders (and the holders of any series of preferred stock that ranks on a parity with the Series D Preferred on any liquidation, dissolution or winding up of the Corporation, including, without limitation, the Series C Preferred Stock and the Series E Preferred Stock) of the full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series D Preferred (and such parity stock) in proportion to the amount that the holders of the Series D Preferred and the holders of such parity stock would be entitled to receive if they were to be paid the full amounts due to them at the time of such liquidation, dissolution or winding up. After payment has been made to the holders of the Series D Preferred of the full amounts to which they shall be entitled as aforesaid, all remaining assets of the Corporation shall be distributed among all holders of the preferred stock of the Corporation that rank junior to the Series D Preferred on any liquidation, dissolution or winding up of the Corporation (including, without limitation, holders of Series A 6% Convertible Preferred Stock and Series B 6% Convertible Preferred Stock and any subsequently issued series of preferred stock) and all holders of Common Stock and other Junior Securities in proportion to the number of shares of Common Stock which would be held by each such holder if all shares of such series' of preferred stock were converted into Common Stock.

                  (b) For purposes of this section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, and to include, without limitation, the redemption or other purchase by the Corporation of all of its outstanding Common Stock, the Corporation's sale of all or substantially all of its assets or the acquisition of this Corporation by another entity by means of merger or consolidation of the Corporation with or into any other entity (whether or not the Corporation is the surviving or emerging entity) in which cash, stock or other securities or property of the Corporation, transferee or surviving or emerging entity or an affiliate thereof are to be received or where the holders of shares of the Corporation prior to such merger or consolidation represent less than 50% of the outstanding shares of the surviving entity after such merger or consolidation. Written notice of any event of liquidation pursuant to this section 2 shall be given by first class mail, postage prepaid, not less than 30 days prior to any payment date, which shall be stated therein, to the holders of record of the Series D Preferred, such notice to be addressed to each such holder at his last address as shown by the records of the Corporation. Notwithstanding the receipt of such notice, prior to the payment date with respect to any such liquidation as set forth therein, the holder of record of the Series D Preferred may still avail itself of the Conversion Rights set forth in section 3 below.

            (3) Conversion. The holders of the Series D Preferred shall each have conversion rights as follows (the "Conversion Rights"):

                  (a) Right to Convert. Subject to the limitations set forth in subsection 3(b) below, at any time, each share of Series D Preferred shall be convertible into a number of fully paid and nonassessable shares of Common Stock equal to (x) the sum of the Original Series D Preferred Stock Issue Price (as defined below) and, in the event the Corporation shall not elect to exercise its option referred to in the last sentence of Section II(B)(1)(b), the amount of all accrued and unpaid dividends thereon, divided by (y) the Series D Conversion Price at such time. Each share of Series D Preferred shall be convertible at the option of the holder thereof at any time. The price at which shares of Common Stock shall be deliverable upon conversion (the "Series D Conversion Price") shall initially be $2.75 per share of Common Stock. Such initial Series D Conversion Price shall be subject to adjustment as hereinafter provided.

                  (b) Nasdaq Conversion Limitation. Unless the Company obtains the requisite approval of its stockholders to comply with the applicable rules of the Nasdaq SmallCap Market or the Nasdaq National Market, no holder of any shares of Series D Preferred may exercise its conversion rights to the extent that such conversion would, together with (i) an aggregate of 140,193 shares of Common Stock issued by the Corporation to such holder on the date hereof, (ii) 50,000 shares of Common Stock subject to outstanding warrants to purchase Common Stock, (iii) shares of Common Stock issued upon conversion of the Series C Preferred and the Series E Preferred and (iv) the shares of Common Stock issued to any other holder of this Series D Preferred, cause such holder, or the holders of the Series D Preferred, as a class, to obtain more than 19.9% of all issued and outstanding shares of Common Stock, including shares issuable in respect of outstanding scrip or any certificates representing fractional interests in such shares of Common Stock. Subject to the provisions of the next sentence, nothing in this subsection 3(b) shall prohibit a holder of Series D Preferred from converting such stock if and to the extent that the shares issued upon such conversion, together with the shares of Common Stock referred to in subclauses (i), (ii) and (iii) above and any and all shares of Common Stock issued upon prior conversions by such holder of the Series D Preferred, would equal 19.9% or less of all issued and outstanding shares of Common Stock, including shares issuable in respect of outstanding scrip or any certificates representing fractional interests in such shares of Common Stock. Under no circumstances shall the issuance of the shares of Common Stock upon the conversion of this Series D Preferred, together with the shares of Common Stock referred to in sub-clauses (i), (ii) and (iii) above and any and all shares of Common Stock issued upon prior conversions of this Series D Preferred, in the aggregate, be greater than 19.9%, on a pre-transaction basis, prior to the requisite approval of the Company's stockholders. With respect to any holder of Series D Preferred, all references in this subsection 3(b) to 19.9% of all issued and outstanding shares of Common Stock of the Corporation shall mean 19.9% of such issued and outstanding Common Stock as of the date of issuance by the Corporation of the Series D Preferred to such holder.

                  (c) Shareholder Vote regarding Conversion Limitation. If a holder of the Series D Preferred is unable to exercise its conversion rights due to the limitations set forth in subsection 3(b) above, the Board of Directors shall use commercially reasonable efforts to present and recommend to the stockholders of the Company at the next annual meeting of stockholders (to be held in accordance with the corporate laws of Delaware, the Certificate of Incorporation and the Bylaws of the Company) a proposal to approve such holder acquiring in excess of 19.9% of the issued and outstanding shares of Common Stock upon conversion of the Series D Preferred. The Corporation hereby undertakes to present such proposal at the annual meeting of stockholders to take place in 2002 or, if earlier, at the next meeting of stockholders (or in the next action taken by consent of stockholders without a meeting) other than the annual meeting of stockholders to take place in 2001. The Corporation shall use its best efforts to hold such annual meeting of stockholders prior to September 30, 2002. Notwithstanding the foregoing, at the request of the holders of the Series D Preferred, the Company shall hold a special meeting of stockholders as soon as practicable in accordance with all applicable state and federal laws and regulations; provided that the holders of the Series D Preferred pay or promptly reimburse the Corporation for all costs and expenses relating to such special meeting of stockholders. If such approval is not obtained at the next such meeting of the stockholders of the Corporation (or in the next action taken by consent of stockholders without a meeting), the Corporation shall thereafter continue to use commercially reasonable efforts to effect such approval. In no event may the Corporation issue more than 19.9% of the issued and outstanding shares of Common Stock as determined in subsection 3(b) above without obtaining such requisite vote of stockholders as set forth herein.

                  (d) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Series D Preferred. In lieu of any fractional share to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of the Common Stock as determined by the Board of Directors. Before any holder of the Series D Preferred shall be entitled to convert the same into full shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series D Preferred, as designated by the Corporation, and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series D Preferred, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into a fractional share of Common Stock and, if the Corporation shall exercise the option referred to in the last sentence of Section II(B)(1)(b), any amount owed to such holder as the result of such exercise. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series D Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  (e) Adjustments to Series D Conversion Price for Diluting Issues.

                        (i) Stock Dividends. If the number of shares of Common Stock outstanding at any time after the effectiveness of these resolutions is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock or a similar transaction in respect thereof, then immediately effective at the close of business upon the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up or similar transaction, the Series D Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series D Preferred shall be increased in proportion to such increase of outstanding shares of Common Stock. Successive adjustments shall be made upon each such stock dividend, subdivision or split or similar transaction.

                        (ii) Adjustments for Subdivisions, Combinations, or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be decreased by a subdivision or combination, by reclassification or otherwise, into a greater or lesser number of shares of Common Stock, the Series D Conversion Price in effect immediately prior to such subdivision or combination shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted so that the number of shares of Common Stock issuable upon conversion of each share of Series D Preferred shall be decreased in proportion to such decrease of outstanding shares of Common Stock. Successive adjustments shall be made upon each such subdivision, combination or reclassification.

                        (iii) Adjustments for Other Distributions. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Series D Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series D Preferred been converted into Common Stock on the date of such event to and including the date of conversion, and retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under these resolutions with respect to the rights of the holders of the Series D Preferred.

                        (iv) Adjustments for Reorganizations,
Reclassifications, etc. If the Common Stock issuable upon conversion of the Series D Preferred shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by reclassification, a merger or consolidation of this Corporation with or into any other entity or entities (other than pursuant to a subdivision, combination, stock dividend, or other distribution provided for in subsections 3(e)(i), (ii) or (iii) above), the Series D Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series D Preferred shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock or securities or other property equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series D Preferred immediately before such event; and, in any such case, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Series D Preferred, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Series D Conversion Price) shall thereafter be applicable, as nearly as may be reasonable, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series D Preferred. Successive adjustments shall be made upon each such reclassification, merger or consolidation.

                        (v) Adjustments for Issuances Below the Current Market Price.

                              (A) Except as provided in subsection (B), if
the Corporation shall, while there are any shares of the Series D Preferred outstanding, issue or sell shares of the Common Stock of the Corporation at a price per share less than the then Current Market Price (as defined below) in effect immediately prior to such issuance or sale, then in each such case, the Series D Conversion Price shall be adjusted, effective as of the date of the issuance of such shares of the Common Stock of the Corporation, to an amount determined by multiplying the Series D Conversion Price in effect immediately prior to such issuance or sale by a fraction:

                                    (i) the numerator of which shall be (1)
the aggregate number of shares of the Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock, plus (2) the aggregate number of shares of Common Stock then issuable upon conversion of the shares of Series D Preferred outstanding immediately prior to the issuance of such additional shares of Common Stock, plus (3) the number of shares of Common Stock that the net aggregate consideration received by the Corporation for the total number of such additional shares of the Common Stock so issued would purchase at such Series D Conversion Price in effect immediately prior to such issuance, and

                                    (ii) the denominator of which shall be
(1) the aggregate number of shares of the Common Stock outstanding immediately prior to the issuance of such additional shares of the Common Stock, plus (2) the aggregate number of shares of Common Stock then issuable upon conversion of the shares of Series D Preferred outstanding immediately prior to the issuance of such additional shares of Common Stock, plus (3) the number of such additional shares of the Common Stock so issued.

                              (B) The adjustments contemplated by subsection
(A) above shall not apply to (i) any issuance of shares of the Common Stock to officers, directors, employees, consultants or agents of the Corporation or any subsidiary of the Corporation pursuant to any stock option plan or arrangement or other equity incentive, bonus, or similar plan or arrangement approved by the Board of Directors, (ii) the issuance of shares of Common Stock in connection with the merger or acquisition of the Corporation or any of its subsidiaries with or into an unaffiliated third party or for purposes of a strategic business alliance with an unaffiliated third party, (iii) the issuance of any Common Stock issued in connection with an underwritten public offering of such securities in which the per share price to the public and any underwriting discounts and commissions are determined in a manner that is customary for an underwritten offering of similar size and composition, or (iv) the issuance of any Common Stock in connection with the conversion of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, or Series E Preferred Stock.

                              (C) For purposes of this section 3(e)(v), the
issuance of any warrants, options, subscriptions or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into or exchangeable for shares of Common Stock, or the issuance of any warrants, options or any rights with respect to such convertible or exchangeable securities, shall be deemed to be an issuance of shares of Common Stock at the time of the issuance thereof if the Net Consideration Per Share (as hereinafter defined) which may be received by the Corporation for the shares of Common Stock or issuable upon the exercise thereof is less than the then Current Market Price at the time of the issuance of such warrants, options subscriptions, purchase rights or securities. Any obligation, agreement or undertaking to issue warrants, options, subscriptions, purchase rights or such securities at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises. Notwithstanding the foregoing, any adjustment made to the Series D Conversion Price pursuant to the provisions of this section 3(e)(v) which relates to warrants, options, subscriptions or purchase rights with respect to shares of Common Stock shall be disregarded when, as and if all of such warrants, options, subscriptions or purchase rights expire or are canceled without being exercised, so that the Series D Conversion Price effective immediately upon such cancellation or expiration shall be equal to the Series D Conversion Price in effect at the time of the issuance of the expired or canceled warrants, options, subscriptions or purchase rights, after taking into account any other adjustments that would have been made to the Series D Conversion Price had the expired or canceled warrants, options, subscriptions or purchase rights not been issued. No adjustment to the Series D Conversion Price shall be made pursuant to the provisions of this section 3(e)(v) either (x) upon the issuance of any shares of the Common Stock that are issued pursuant to the exercise of any warrants, options, subscriptions or purchase rights or pursuant to the exercise of any conversion or exchange rights of any convertible securities if any adjustment shall previously have been made upon the issuance of any such warrants, options or subscriptions or purchase rights or upon the issuance of any such convertible securities (or upon the issuance of any warrants, options or any rights therefor) or (y) upon the issuance of any warrants, options, subscription or purchase rights or any other securities convertible into or exchangeable or exercisable for shares of Common Stock (or upon the issuance of any warrants, options or rights to purchase such securities) in accordance with subsection (B). Any anti-dilution adjustment to any other class or series of warrants, options, rights, or convertible securities shall be deemed to be an issuance of Common Stock at the time of such adjustment; provided, however, that in no event shall the Series D Preferred Stock be subject to more than one adjustment as a result of any single anti-dilution adjustments to any other security of the Corporation.

                              (D) For purposes of subsection (C), the "Net
Consideration Per Share" shall mean the amount which is equal to the total amount of consideration, if any, received by the Corporation for the issuance of warrants, options, subscriptions or other purchase rights or convertible or exchangeable securities, plus the minimum amount of consideration, if any, payable to the Corporation upon exercise or conversion thereof, divided by the aggregate number of shares of the Common Stock that would be issued if all such warrants, options, subscriptions or other purchase rights or convertible or exchangeable securities were exercised, converted or exchanged. For purposes of this subsection (D), if part or all of the consideration received or to be received by the Corporation in connection with the issuance of shares of Common Stock or the issuance of any of the securities described in this subsection (D) consists of property other than cash, the value of such property shall be determined by or at the direction of the Board of Directors, in good faith, whereupon such value shall be given to such consideration and shall be recorded on the books of the Corporation with respect to receipt of such property.

                              (E) For the purpose of any computation under
subsection (A) the Current Market Price per share of Common Stock on any date shall be (i) the last reported sale price, or if none is reported, the average of the reported closing bid and asked prices, on all domestic securities exchanges on which the Common Stock is listed, or (ii) if on any day the Common Stock is not so listed, the sales price for the Common Stock as of 4:00 P.M., New York time, as reported on the Nasdaq Stock Market, or (iii) if the Common Stock is not reported on the Nasdaq Stock Market, the average of the representative bid and asked quotations for the Common Stock as of 4:00 P.M., New York time, as reported on the Nasdaq interdealer quotation system, bulletin board, over-the-counter market or any similar or successor organization, in each such case averaged over a period of 15 trading days prior to the day as of which the Current Market Price is being determined. If there is no such closing price or closing bid and asked prices or the Common Stock is not reported on any such exchange or market, the Current Market Price shall be determined in any good faith reasonable manner approved by the Board of Directors of the Corporation.

                  (f) No Impairment.

                        (i) The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series D Preferred against impairment.

                        (ii) The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Series D Preferred a number of its authorized but unissued shares of Common Stock that will from time to time be sufficient to permit the conversion of all outstanding shares of Series D Preferred, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series D Preferred.

                        (iii) Any registered holder of Series D Preferred shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this certificate of designation and to enforce specifically the terms and provisions of this certificate of designation in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

                  (g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series D Conversion Price pursuant to this section 3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series D Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series D Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments,(ii) the Series D Conversion Price at the time in effect, and
(iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series D Preferred.

                  (h) Notices of Record Date. In the event that this Corporation shall propose at any time:

                        (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                        (ii) to effect any reclassification or
recapitalization or other reorganization of its capital stock; or

                        (iii) to merge with or into any other corporation or other entity, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, this Corporation shall send to the holders of the Series D Preferred shares:

                              (A) at least 10 days' prior written notice of
the date on which a record shall be taken for such dividend, distribution or subscription rights and setting forth a description thereof (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) above; and

                              (B) in the case of the matters referred to in
subsection 3(h)(ii) or (iii) above, at least 10 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

                  Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Series D Preferred at the address for each such holder as shown on the books of this Corporation.

            (4) Voting. Except as otherwise required by law, the holders of Series D Preferred shall not be entitled to vote upon any matter submitted to the stockholders for a vote except as to matters affecting holders of Series D Preferred as a class, as set forth in section (5) below.

            (5) Protective Provisions. In addition to any other rights provided by law, so long as any Series D Preferred shall be outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of more than 50 percent of such outstanding shares of Series D Preferred:

                  (a) amend or repeal any provision of, or add any provision to, this Corporation's Certificate of Incorporation or Bylaws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series D Preferred;

                  (b) authorize or issue shares of any class of stock having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series D Preferred, or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of this Corporation having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series D Preferred; or

                  (c) reclassify any Common Stock into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series D Preferred.

            (6) Status of Converted Stock. In the event any shares of Series D Preferred shall be converted pursuant to section 3 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation.

            (7) Residual Rights. All rights accruing to the outstanding shares of this Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

            (8) Consent for Certain Repurchases of Common Stock Deemed to be Distributions. Each holder of Series D Preferred shall be deemed to have consented to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements providing for such right of repurchase between the Corporation and such persons.

III SERIES E 6% CONVERTIBLE PREFERRED STOCK

      (A) Designation and Amount. The shares of such series shall be designated as "Series E 6% Convertible Preferred Stock," par value $0.01 per share (the "Series E Preferred"), and the number of shares constituting such series shall be 10,000.

      (B) Rights, Preferences, Privileges and Restrictions of the Series E Preferred. The rights, preferences, privileges and restrictions granted to and imposed on the Series E Preferred are as follows:

            (1) Dividend Provisions.

                  (a) The holders of shares of the Series E Preferred shall be entitled to receive, out of any funds legally available therefor, prior and in preference to the declaration or payment of any dividend or distribution to the holders of Common Stock or any other shares or securities of the Corporation ranking junior to the Series E Preferred with respect to the payment of dividends and/or the distribution of assets on liquidation (including, without limitation, the Series A Preferred Stock and the Series B Preferred Stock, the "Junior Securities"), dividends which shall accrue cumulatively on each share of the Series E Preferred at the rate and in the manner prescribed in this section 1 from and including the date of issuance of such shares of the Series E Preferred, but excluding the date on which any conversion or redemption of such shares of the Series E Preferred shall have been effected, and payable quarterly in arrears. The date on which the Corporation initially issues a share of the Series E Preferred will be deemed to be its "date of issuance" regardless of the number of times transfer of such shares of the Series E Preferred is made, or of the number of certificates which may be issued to evidence a share of the Series E Preferred.

                  (b) Dividends shall accrue on each share of the Series E Preferred (and on any accrued and unpaid dividends thereon) at a rate per annum, compounded quarterly, of 6% of the Original Series E Preferred Stock Issue Price (as defined below) (as adjusted for stock splits, stock dividends, combinations, recapitalizations and similar events). In the event of any liquidation, dissolution or winding up of the Corporation or the redemption of a share of the Series E Preferred or the bankruptcy of the Corporation, all accrued and unpaid dividends on a share of Series E Preferred shall be added to the liquidation preference of such share on the payment date under subsection 2(a) below, or on the date of redemption of such share or upon the bankruptcy of the Corporation, as the case may be, accrued cumulatively to but excluding such payment date or redemption date or bankruptcy on a daily basis. If there shall be any accrued but unpaid dividends immediately prior to, and in the event of, a conversion of shares of the Series E Preferred into shares of Common Stock, all such accrued and unpaid dividends shall, at the Corporation's option, be converted into that number of shares of Common Stock determined by dividing the amount of such dividends by the then effective Conversion Price (as defined in subsection 3(a) below), but only if the Corporation delivers to the holder of such Series E Preferred a written notice of the election by the Corporation to exercise such option within five days after the receipt by the Corporation of the certificate or certificates representing such shares of Series E Preferred (as contemplated by Section III(B)(3)(d) below).

                  (c) No dividend or other distribution (other than a dividend or distribution payable solely in Common Stock) shall be paid on or set apart for payment on the Common Stock or other Junior Securities nor shall any payment be made on account of the purchase, redemption or retirement of any Common Stock or other Junior Securities, unless all accrued and unpaid dividends on the Series E Preferred have been or contemporaneously are paid or set apart for payment in accordance herewith; provided, however, that the Corporation may repurchase Common Stock owned by terminated employees of, or consultants to, the Corporation or its subsidiaries as and to the extent contemplated by Section III(B)(8) below. A conversion of a convertible security which by its terms is convertible into Common Stock by the holder thereof shall not be deemed a purchase, redemption or retirement of the security so converted for purposes of this subsection 1(c). No dividend or other distribution shall be declared on any series of preferred stock ranking as to dividends or other distributions on a parity with any other series of preferred stock unless there shall have been declared on all shares then outstanding of such series of preferred stock like proportionate dividends or other distributions ratably in proportion to the respective dividends or other distributions payable in respect of each such series of preferred stock (the Series C Preferred and the Series D Preferred shall rank on a parity with the Series E Preferred as to dividends and other distributions).

                  (d) Any cash dividend (other than pursuant to Section
(B)(1)(b) above) which has been declared with respect to the Series E Preferred and is otherwise due and payable thereon shall be paid in cash.

            (2) Liquidation Preference.

                  (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series E Preferred shall be entitled to receive, in cash, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock or any other Junior Securities by reason of their ownership thereof, the amount of $100.00 per share (the "Original Series E Preferred Stock Issue Price") in cash or cash equivalents for each share of Series E Preferred then held by them, and, in addition, an amount equal to all accrued but unpaid dividends on such shares of Series E Preferred in cash or cash equivalents. If, upon occurrence of such event the assets and funds thus distributed ratably among the holders of the Series E Preferred shall be insufficient to permit the payment to such holders (and the holders of any series of preferred stock that ranks on a parity with the Series E Preferred on any liquidation, dissolution or winding up of the Corporation, including, without limitation, the Series C Preferred Stock and the Series D Preferred Stock) of the full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series E Preferred (and such parity stock) in proportion to the amount that the holders of the Series E Preferred and the holders of such parity stock would be entitled to receive if they were to be paid the full amounts due to them at the time of such liquidation, dissolution or winding up. After payment has been made to the holders of the Series E Preferred of the full amounts to which they shall be entitled as aforesaid, all remaining assets of the Corporation shall be distributed among all holders of the preferred stock of the Corporation that rank junior to the Series E Preferred on any liquidation, dissolution or winding up of the Corporation (including, without limitation, holders of Series A 6% Convertible Preferred Stock and Series B 6% Convertible Preferred Stock and any subsequently issued series of preferred stock) and all holders of Common Stock and other Junior Securities in proportion to the number of shares of Common Stock which would be held by each such holder if all shares of such series' of preferred stock were converted into Common Stock.

                  (b) For purposes of this section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, and to include, without limitation, the redemption or other purchase by the Corporation of all of its outstanding Common Stock, the Corporation's sale of all or substantially all of its assets or the acquisition of this Corporation by another entity by means of merger or consolidation of the Corporation with or into any other entity (whether or not the Corporation is the surviving or emerging entity) in which cash, stock or other securities or property of the Corporation, transferee or surviving or emerging entity or an affiliate thereof are to be received or where the holders of shares of the Corporation prior to such merger or consolidation represent less than 50% of the outstanding shares of the surviving entity after such merger or consolidation. Written notice of any event of liquidation pursuant to this section 2 shall be given by first class mail, postage prepaid, not less than 30 days prior to any payment date, which shall be stated therein, to the holders of record of the Series E Preferred, such notice to be addressed to each such holder at his last address as shown by the records of the Corporation. Notwithstanding the receipt of such notice, prior to the payment date with respect to any such liquidation as set forth therein, the holder of record of the Series E Preferred may still avail itself of the Conversion Rights set forth in section 3 below.

            (3) Conversion. The holders of the Series E Preferred shall each have conversion rights as follows (the "Conversion Rights"):

                  (a) Right to Convert. Subject to the limitations set forth in subsection 3(b) below, at any time, each share of Series E Preferred shall be convertible into a number of fully paid and nonassessable shares of Common Stock equal to (x) the sum of the Original Series E Preferred Stock Issue Price (as defined below) and, in the event the Corporation shall not elect to exercise its option referred to in the last sentence of Section III(B)(1)(b), the amount of all accrued and unpaid dividends thereon, divided by (y) the Series E Conversion Price at such time. Each share of Series E Preferred shall be convertible at the option of the holder thereof at any time. The price at which shares of Common Stock shall be deliverable upon conversion (the "Series E Conversion Price") shall initially be $3.75 per share of Common Stock. Such initial Series E Conversion Price shall be subject to adjustment as hereinafter provided.

                  (b) Nasdaq Conversion Limitation. Unless the Company obtains the requisite approval of its stockholders to comply with the applicable rules of the Nasdaq SmallCap Market or the Nasdaq National Market, no holder of any shares of Series E Preferred may exercise its conversion rights to the extent that such conversion would, together with an (i) aggregate of 140,193 shares of Common Stock issued by the Corporation to such holder on the date hereof, (ii) 50,000 shares of Common Stock subject to outstanding warrants to purchase Common Stock, (iii) shares of Common Stock issued upon conversion of the Series C Preferred and the Series D Preferred and (iv) the shares of Common Stock issued to any other holder of this Series E Preferred, cause such holder, or the holders of the Series E Preferred, as a class, to obtain more than 19.9% of all issued and outstanding shares of Common Stock including shares issuable in respect of outstanding scrip or any certificates representing fractional interests in such shares of Common Stock. Subject to the provisions of the next sentence, nothing in this subsection 3(b) shall prohibit a holder of Series E Preferred from converting such stock if and to the extent that the shares issued upon such conversion, together with the shares of Common Stock referred to in subclauses (i), (ii) and (iii) above and any and all shares of Common Stock issued upon prior conversions by such holder of the Series E Preferred, would equal 19.9% or less of all issued and outstanding shares of Common Stock, including shares issuable in respect of outstanding scrip or any certificates representing fractional interests in such shares of Common Stock. Under no circumstances shall the issuance of the shares of Common Stock upon the conversion of this Series E Preferred, together with the shares of Common Stock referred to in sub-clauses (i), (ii) and (iii) above and any and all shares of Common Stock issued upon prior conversions of the Series E Preferred, in the aggregate, be greater than 19.9%, on a pre-transaction basis, prior to the requisite approval of the Company's stockholders. With respect to any holder of Series E Preferred, all references in this subsection 3(b) to 19.9% of all issued and outstanding shares of Common Stock of the Corporation shall mean 19.9% of such issued and outstanding Common Stock as of the date of issuance by the Corporation of the Series E Preferred to such holder.

                  (c) Shareholder Vote regarding Conversion Limitation. If a holder of the Series E Preferred is unable to exercise its conversion rights due to the limitations set forth in subsection 3(b) above, the Board of Directors shall use commercially reasonable efforts to present and recommend to the stockholders of the Company at the next annual meeting of stockholders (to be held in accordance with the corporate laws of Delaware, the Certificate of Incorporation and the Bylaws of the Company) a proposal to approve such holder acquiring in excess of 19.9% of the issued and outstanding shares of Common Stock upon conversion of the Series E Preferred. The Corporation hereby undertakes to present such proposal at the annual meeting of stockholders to take place in 2002 or, if earlier, at the next meeting of stockholders (or in the next action taken by consent of stockholders without a meeting) other than the annual meeting of stockholders to take place in 2001. The Corporation shall use its best efforts to hold such annual meeting of stockholders prior to September 30, 2002. Notwithstanding the foregoing, at the request of the holders of the Series E Preferred, the Company shall hold a special meeting of stockholders as soon as practicable in accordance with all applicable state and federal laws and regulations; provided that the holders of the Series E Preferred pay or promptly reimburse the Corporation for all costs and expenses relating to such special meeting of stockholders. If such approval is not obtained at the next such meeting of the stockholders of the Corporation (or in the next action taken by consent of stockholders without a meeting), the Corporation shall thereafter continue to use commercially reasonable efforts to effect such approval. In no event may the Corporation issue more than 19.9% of the issued and outstanding shares of Common Stock as determined in subsection 3(b) above without obtaining such requisite vote of stockholders as set forth herein.

                  (d) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Series E Preferred. In lieu of any fractional share to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of the Common Stock as determined by the Board of Directors. Before any holder of the Series E Preferred shall be entitled to convert the same into full shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series E Preferred, as designated by the Corporation, and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series E Preferred, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into a fractional share of Common Stock and, if the Corporation shall exercise the option referred to in the last sentence of Section III(B)(1)(b), any amount owed to such holder as the result of such exercise. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series E Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  (e) Adjustments to Series E Conversion Price for Diluting Issues.

                        (i) Stock Dividends. If the number of shares of Common Stock outstanding at any time after the effectiveness of these resolutions is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock or a simlar transaction in respect thereof, then immediately effective at the close of business upon the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up or similar transaction, the Series E Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series E Preferred shall be increased in proportion to such increase of outstanding shares of Common Stock. Successive adjustments shall be made upon each such stock dividend, subdivision or split or similar transaction.

                        (ii) Adjustments for Subdivisions, Combinations, or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be decreased by a subdivision or combination, by reclassification or otherwise, into a greater or lesser number of shares of Common Stock, the Series E Conversion Price in effect immediately prior to such subdivision or combination shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted so that the number of shares of Common Stock issuable upon conversion of each share of Series E Preferred shall be decreased in proportion to such decrease of outstanding shares of Common Stock. Successive adjustments shall be made upon each such subdivision, combination or reclassification.

                        (iii) Adjustments for Other Distributions. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Series E Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series E Preferred been converted into Common Stock on the date of such event to and including the date of conversion, and retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under these resolutions with respect to the rights of the holders of the Series E Preferred.

                        (iv) Adjustments for Reorganizations,
Reclassifications, etc. If the Common Stock issuable upon conversion of the Series E Preferred shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by reclassification, a merger or consolidation of this Corporation with or into any other entity or entities (other than pursuant to a subdivision, combination, stock dividend, or other distribution provided for in subsections 3(e)(i), (ii) or (iii) above), the Series E Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series E Preferred shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock or securities or other property equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series E Preferred immediately before such event; and, in any such case, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Series E Preferred, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Series E Conversion Price) shall thereafter be applicable, as nearly as may be reasonable, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series E Preferred. Successive adjustments shall be made upon each such reclassification, merger or consolidation.

                        (v) Adjustments for Issuances Below the Current Market Price.

                              (A) Except as provided in subsection (B), if
the Corporation shall, while there are any shares of the Series E Preferred outstanding, issue or sell shares of the Common Stock of the Corporation at a price per share less than the then Current Market Price (as defined below) in effect immediately prior to such issuance or sale, then in each such case, the Series E Conversion Price shall be adjusted, effective as of the date of the issuance of such shares of the Common Stock of the Corporation, to an amount determined by multiplying the Series E Conversion Price in effect immediately prior to such issuance or sale by a fraction:

                                    (i) the numerator of which shall be (1)
the aggregate number of shares of the Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock, plus (2) the aggregate number of shares of Common Stock then issuable upon conversion of the shares of Series E Preferred outstanding immediately prior to the issuance of such additional shares of Common Stock, plus (3) the number of shares of Common Stock that the net aggregate consideration received by the Corporation for the total number of such additional shares of the Common Stock so issued would purchase at such Series E Conversion Price in effect immediately prior to such issuance, and

                                    (ii) the denominator of which shall be
(1) the aggregate number of shares of the Common Stock outstanding immediately prior to the issuance of such additional shares of the Common Stock, plus (2) the aggregate number of shares of Common Stock then issuable upon conversion of the shares of Series E Preferred outstanding immediately prior to the issuance of such additional shares of Common Stock, plus (3) the number of such additional shares of the Common Stock so issued.

                              (B) The adjustments contemplated by subsection
(A) above shall not apply to (i) any issuance of shares of the Common Stock to officers, directors, employees, consultants or agents of the Corporation or any subsidiary of the Corporation pursuant to any stock option plan or arrangement or other equity incentive, bonus, or similar plan or arrangement approved by the Board of Directors, (ii) the issuance of shares of Common Stock in connection with the merger or acquisition of the Corporation or any of its subsidiaries with or into an unaffiliated third party or for purposes of a strategic business alliance with an unaffiliated third party, (iii) the issuance of any Common Stock issued in connection with an underwritten public offering of such securities in which the per share price to the public and any underwriting discounts and commissions are determined in a manner that is customary for an underwritten offering of similar size and composition, or (iv) the issuance of any Common Stock in connection with the conversion of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock.

                              (C) For purposes of this section 3(e)(v), the
issuance of any warrants, options, subscriptions or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into or exchangeable for shares of Common Stock, or the issuance of any warrants, options or any rights with respect to such convertible or exchangeable securities, shall be deemed to be an issuance of shares of Common Stock at the time of the issuance thereof if the Net Consideration Per Share (as hereinafter defined) which may be received by the Corporation for the shares of Common Stock or issuable upon the exercise thereof is less than the then Current Market Price at the time of the issuance of such warrants, options subscriptions, purchase rights or securities. Any obligation, agreement or undertaking to issue warrants, options, subscriptions, purchase rights or such securities at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises. Notwithstanding the foregoing, any adjustment made to the Series E Conversion Price pursuant to the provisions of this section 3(e)(v) which relates to warrants, options, subscriptions or purchase rights with respect to shares of Common Stock shall be disregarded when, as and if all of such warrants, options, subscriptions or purchase rights expire or are canceled without being exercised, so that the Series E Conversion Price effective immediately upon such cancellation or expiration shall be equal to the Series E Conversion Price in effect at the time of the issuance of the expired or canceled warrants, options, subscriptions or purchase rights, after taking into account any other adjustments that would have been made to the Series E Conversion Price had the expired or canceled warrants, options, subscriptions or purchase rights not been issued. No adjustment to the Series E Conversion Price shall be made pursuant to the provisions of this section 3(e)(v) either (x) upon the issuance of any shares of the Common Stock that are issued pursuant to the exercise of any warrants, options, subscriptions or purchase rights or pursuant to the exercise of any conversion or exchange rights of any convertible securities if any adjustment shall previously have been made upon the issuance of any such warrants, options or subscriptions or purchase rights or upon the issuance of any such convertible securities (or upon the issuance of any warrants, options or any rights therefor) or (y) upon the issuance of any warrants, options, subscription or purchase rights or any other securities convertible into or exchangeable or exercisable for shares of Common Stock (or upon the issuance of any warrants, options or rights to purchase such securities) in accordance with subsection (B). Any anti-dilution adjustment to any other class or series of warrants, options, rights, or convertible securities shall be deemed to be an issuance of Common Stock at the time of such adjustment; provided, however, that in no event shall the Series E Preferred Stock be subject to more than one adjustment as a result of any single anti-dilution adjustments to any other security of the Corporation.

                              (D) For purposes of subsection (C), the "Net
Consideration Per Share" shall mean the amount which is equal to the total amount of consideration, if any, received by the Corporation for the issuance of warrants, options, subscriptions or other purchase rights or convertible or exchangeable securities, plus the minimum amount of consideration, if any, payable to the Corporation upon exercise or conversion thereof, divided by the aggregate number of shares of the Common Stock that would be issued if all such warrants, options, subscriptions or other purchase rights or convertible or exchangeable securities were exercised, converted or exchanged. For purposes of this subsection (D), if part or all of the consideration received or to be received by the Corporation in connection with the issuance of shares of Common Stock or the issuance of any of the securities described in this subsection (D) consists of property other than cash, the value of such property shall be determined by or at the direction of the Board of Directors, in good faith, whereupon such value shall be given to such consideration and shall be recorded on the books of the Corporation with respect to receipt of such property.

                              (E) For the purpose of any computation under
subsection (A) the Current Market Price per share of Common Stock on any date shall be (i) the last reported sale price, or if none is reported, the average of the reported closing bid and asked prices, on all domestic securities exchanges on which the Common Stock is listed, or (ii) if on any day the Common Stock is not so listed, the sales price for the Common Stock as of 4:00 P.M., New York time, as reported on the Nasdaq Stock Market, or (iii) if the Common Stock is not reported on the Nasdaq Stock Market, the average of the representative bid and asked quotations for the Common Stock as of 4:00 P.M., New York time, as reported on the Nasdaq interdealer quotation system, bulletin board, over-the-counter market or any similar or successor organization, in each such case averaged over a period of 15 trading days prior to the day as of which the Current Market Price is being determined. If there is no such closing price or closing bid and asked prices or the Common Stock is not reported on any such exchange or market, the Current Market Price shall be determined in any good faith reasonable manner approved by the Board of Directors of the Corporation.

                  (f) No Impairment.

                        (i) The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series E Preferred against impairment.

                        (ii) The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Series E Preferred a number of its authorized but unissued shares of Common Stock that will from time to time be sufficient to permit the conversion of all outstanding shares of Series E Preferred, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series E Preferred.

                        (iii) Any registered holder of Series E Preferred shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this certificate of designation and to enforce specifically the terms and provisions of this certificate of designation in any court of the United States or any state thereof having


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jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

                  (g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series E Conversion Price pursuant to this section 3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series E Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series E Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments,(ii) the Series E Conversion Price at the time in effect, and
(iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series E Preferred.

                  (h) Notices of Record Date. In the event that this Corporation shall propose at any time:

                        (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                        (ii) to effect any reclassification or recapitalization or other reorganization of its capital stock; or

                        (iii) to merge with or into any other corporation or other entity, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, this Corporation shall send to the holders of the Series E Preferred shares:

                              (A) at least 10 days' prior written notice of
the date on which a record shall be taken for such dividend, distribution or subscription rights and setting forth a description thereof (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) above; and

                              (B) in the case of the matters referred to in
subsection 3(h)(ii) or (iii) above, at least 10 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

                  Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Series E Preferred at the address for each such holder as shown on the books of this Corporation.

            (4) Voting. Except as otherwise required by law, the holders of Series E Preferred shall not be entitled to vote upon any matter submitted to the stockholders for a vote except as to matters affecting holders of Series E Preferred as a class, as set forth in section (5) below.

            (5) Protective Provisions. In addition to any other rights provided by law, so long as any Series E Preferred shall be outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of more than 50 percent of such outstanding shares of Series E
Preferred:

                  (a) amend or repeal any provision of, or add any provision to, this Corporation's Certificate of Incorporation or Bylaws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series E Preferred;

                  (b) authorize or issue shares of any class of stock having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series E Preferred, or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of this Corporation having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series E Preferred; or

                  (c) reclassify any Common Stock into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series E Preferred.

            (6) Status of Converted Stock. In the event any shares of Series E Preferred shall be converted pursuant to section 3 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation.

            (7) Residual Rights. All rights accruing to the outstanding shares of this Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

            (8) Consent for Certain Repurchases of Common Stock Deemed to be Distributions. Each holder of Series E Preferred shall be deemed to have consented to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements providing for such right of repurchase between the Corporation and such persons.

      IN WITNESS WHEREOF, 5B Technologies Corporation has caused its corporate seal to be hereunto affixed and this certificate to be signed by Glenn Nortman, its Chief Executive Officer, this 16th day of August, 2001.

5B TECHNOLOGIES CORPORATION


By: /s/ Glenn Nortman
--------------------------------------
Glenn Nortman, Chief Executive Officer


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